Exhibit 10.40

PURCHASE AND SALE AGREEMENT

between

PARK CREST BUILDING 5 ASSOCIATES, LLC,

a Virginia limited liability company
(as Seller)

and

BEHRINGER HARVARD MULTIFAMILY OP I LP,

a Delaware limited partnership

(as Buyer)

for

Commercial Condominium Unit and Residential Condominium Unit in The Lofts at Park*Crest Condominium located at 8210 Crestwood Heights Drive in McLean (Fairfax County) Virginia

EXHIBITS

Exhibit A	Description of the Real Property
Exhibit B	List of Personal Property
Exhibit C	Service Contracts
Exhibit D	Special Warranty Deed
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption of Service Contracts
Exhibit G	Assignment of Warrantees, Licenses and Governmental Approvals
Exhibit H	Assignment and Assumption of Leases
Exhibit I	Operating Statements
Exhibit J	Master Association Documents
Exhibit K	The Lofts at Park*Crest Condominium Documents
Exhibit L	Assignment of Special Declarant Rights
Exhibit M	Rent Roll for Residential Condominium Units
Exhibit N	Form of Tenant Notice
Exhibit O	Escrow Agreement
Exhibit P	FDP
Exhibit Q	Form of Vendor Notice
Exhibit R	Form of Condominium Estoppel
Exhibit S	Form of Master Association Estoppel
Exhibit T	Form of Harris Teeter Estoppel

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

As of January 28, 2010

This Purchase and Sale Agreement (“Agreement”) is made by and between PARK CREST BUILDING 5 ASSOCIATES, LLC, a Virginia limited liability company (“Seller”) having an address of c/o The Penrose Group, 8330 Boone Boulevard, Suite 460, Vienna, Virginia 22182, and BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Buyer”) having an address of 15601 Dallas Parkway, Suite 600, Addison, Texas, 75001.

PRELIMINARY STATEMENTS

A.                                                                                   Seller is the owner of the following described property, which, taken together, is herein collectively called the “Property” including, without limitation:

(1)                                                                                                                                  That certain Commercial Condominium Unit (“Commercial Condominium Unit”) in The Lofts at Park*Crest Condominium (“Condominium”), created, pursuant to the provisions of Title 55, Section 55-79.39 et seq. of the Code of Virginia, 1950 Edition, by the recordation of that certain Declaration of The Lofts at Park*Crest Condominium and the exhibits thereto, among the land records of Fairfax County, Virginia in Deed Book 20036 at Page 2035, as amended (collectively the “Condominium Instruments”), consisting of approximately 66,601 square feet of rentable area currently leased to Harris Teeter, Inc., located at 8210 Crestwood Heights Drive in McLean (Fairfax County) Virginia, and more particularly described on Exhibit A attached hereto and made a part hereof;

(2)                                                                                                                                  That certain Residential Convertible Space (“Residential Condominium Unit”) in the Condominium, which consists of 131 apartment units more particularly described on Exhibit A attached hereto.  The Commercial Condominium Unit and the Residential Condominium Unit, being all of the condominium units of the Condominium, shall hereinafter be collectively referred to as the “Condominium Units”;

(3)                                                                                                                                  All fixtures and improvements and all mechanical systems and related equipment attached to or located within the Condominium Units including, but not limited to, electrical systems, plumbing systems, heating systems and air conditioning systems, constructed, installed and made thereon (“Improvements”);

(4)                                                                                                                                  The rights and interests established for the benefit of the owner of the Condominium Units under the Condominium Instruments (“Condominium Interests”);

(5)                                                                                                                                  The rights and interests established for the benefit of the Condominium Units under the Declaration for Park*Crest (“Master Declaration”), which Master Declaration was recorded among the land records of Fairfax County, Virginia in Deed Book 20036 at Page 1756, as amended, and the rights and interests established for the benefit of the Condominium Units under the Articles of Organization and other governing documents of Park*Crest Master Association, LLC (“Master Association”) and which affects the Real Property and the property commonly known as Park Crest.  The Master Declaration, the Articles of Organization and the

other governing documents for the Master Association are hereafter collectively referred to as the “Master Association Governing Documents”. The Condominium Instruments and the Master Association Governing Documents are hereafter collectively referred to as the “Governing Documents”.  The rights and interests established for the benefit of the Condominium Units under the Master Association Governing Documents are hereinafter collectively referred to as the “Master Association Interests”.  The Condominium Units, the Improvements, the Condominium Interests and the Master Association Interests are hereinafter collectively referred to as the “Real Property;”

(6)                                                                                                                                  All items of personal property listed on Exhibit B attached hereto and made a part hereof (“Personal Property”);

(7)                                                                                                                                  All agreements pursuant to which services or goods are provided solely to the Condominium Units and the Improvements together with any addendum, amendments or supplements thereto, including but not limited to all rights, title and interests in that certain Management Agreement by and between Seller and Kettler Management Corp. dated as of May 8, 2008, all as more particularly described on Exhibit C attached hereto and made a part hereof (collectively the “Service Contracts”), to the extent Buyer elects to assume the same in accordance herewith;

(8)                                                                                                                                  Seller’s Special Declarant Rights as described in Section 55-79.74:3 of the Condominium Act or reserved to Seller in the Condominium Instruments (the “Special Declarant Rights”), to the extent Buyer elects to assume such rights in accordance with Section 6(b) hereof;

(9)                                                                                                                                  To the extent the following are assignable and are owned or controlled by Seller, (i) all intangible property used solely in connection with the ownership or operation of the Condominium Units, the Improvements and the Personal Property (“Intangible Property”), (ii) all warranties and guaranties (whether express or implied) from contractors, architects, engineers, design professionals, material and labor suppliers and any other parties involved in the design or construction of the Property (collectively, the “Construction Parties”), (iii) any contract rights against any Construction Parties, and all causes of action and choses in action against any Construction Parties (items (ii) and (iii), shall collectively be referred to as the “Warranties”), (iv) all surveys, blue prints, drawings, Plans and Specifications (hereafter defined) and other documentation for or with respect to the construction or operation of the Property or any part thereof, (v) all marketing artwork, construction drawings, soil tests, environmental reports, (vi) all available tenant lists and data, all correspondence with past, present and prospective tenants and all correspondence with vendors, suppliers, utility companies and other third parties that contains material information relating to the current operation of the Property, (vii) all stationery, brochures, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof, (viii) all other existing books, records and documents used in connection with the operation of the Property or any part thereof and (ix) all photographs and other images of the Property as are displayed on the website for the Property as of the Effective Date;

(10)                                                                                                                            All of Seller’s rights under any permits, licenses, certificates of occupancy, consents, authorizations, variances or waivers issued by any governmental or quasi-

governmental agency, department, board, commission, bureau or other entity or instrumentality to the extent applicable to the Condominium Units, the Improvements and the Personal Property (“Approvals”);

(11)                                                                                                                            All of Seller’s rights under and interest in that certain Deed of Lease Agreement dated December 21, 2005 between Seller, as landlord, and Harris Teeter, Inc., as tenant (“Harris Teeter”), as supplemented by that certain Cold Dark Shell Certification and Notice of Tenant’s Commencement of Construction dated February 25, 2008 between Seller, as landlord, and Harris Teeter, as tenant, as amended, (collectively, “Harris Teeter Lease”), and all of Seller’s rights under and interest in any and all residential tenant leases of the Real Property in effect at Closing, including an assignment of all security deposits thereunder (“Residential Leases”) between Seller, as landlord , and certain residential occupants, as tenants (“Tenants”).  The Harris Teeter Lease and the Residential Leases shall collectively be referred to as the “Leases”; and

(12)                                                                                                                            Rights to use of name “The Lofts at Park*Crest Condominium”.

B.                                     Seller proposes to sell and convey to Buyer, and Buyer proposes to purchase, pay for and acquire from Seller, the Property for the Purchase Price (as hereinafter defined) and on and subject to the other terms and conditions set forth in this Agreement.

STATEMENT OF THE AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      The Transaction.

Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, the Property for the Purchase Price specified in Section 2 and on and subject to the other terms and conditions set forth in this Agreement.

Section 2.      Purchase Price and Earnest Money Deposit.

(a)                                                                                  Purchase Price and Payment.  Subject to adjustment for certain charges and credits as provided in this Agreement, the purchase price to be paid to Seller by Buyer for the Property is Sixty Seven Million, Five Hundred Thousand Dollars and 00/100 Dollars ($67,500,000.00) (“Purchase Price”).

(b)                                                                                 Payment Terms.  The Purchase Price shall be paid as follows:

(i)                                                                                                                                     The sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Initial Deposit”) will be wired or paid in good funds by Buyer to the Escrow Agent (as hereinafter defined) within two (2) business days after receipt by Buyer of a fully executed Agreement (the “Effective Date”) pursuant to the escrow agreement attached hereto as Exhibit O (the “Escrow Agreement”).

(ii)                                                                                                                                  Provided that the Buyer has not terminated this Agreement prior to the Due Diligence Expiration Date pursuant to Section 4(c), within two (2) business days following the Due Diligence Expiration Date, Buyer shall deposit with Escrow Agent an additional deposit in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Additional Deposit”).  For purposes of this Agreement the term “Deposit” shall mean collectively, the Initial Deposit, the Additional Deposit, if made, and all interest or earnings accruing thereon.

(iii)                                                                                                                               The Initial Deposit and the Additional Deposit, if made, shall be held by the Escrow Agent and distributed as provided in Section 2(c).

(iv)                                                                                                                              The balance of the Purchase Price (which shall be adjusted for certain charges and credits as provided in this Agreement) shall be wired or paid in good funds by Buyer into escrow with the Escrow Agent on or prior to the Closing (as hereinafter defined) and upon Seller’s completion of the conditions precedent contained in Section 8(a), Buyer shall cause the Purchase Price (as adjusted for certain charges and credits as provided in this Agreement) to be paid by the Escrow Agent (as hereinafter defined) to Seller by wire transfer on the Closing Date (as hereinafter defined).

(c)                                                                                  Deposit.  The escrow agent hereunder shall be Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 78213, Attn: Mr. Konrad Kaltenbach (“Escrow Agent”).  The Deposit paid to the Escrow Agent by Buyer shall be held by the Escrow Agent in an interest bearing account, and except as otherwise specifically provided in this Agreement, any interest accrued thereon shall belong to Buyer and shall be applied and disposed of as follows:

(i)                                                                                                                                     Closing.  At Closing the Deposit and the balance of the Purchase Price (as adjusted for certain charges and credits as provided in this Agreement) shall immediately be paid, or caused to be paid, by Buyer to Seller by wire transfer to an account specified by Seller.

(ii)                                                                                                                                  Failure to Close.  If this Agreement is terminated, then Escrow Agent shall pay the Deposit and all interest thereon, to Buyer or Seller as provided in the Escrow Agreement

(iii)                                                                                                                               Survival.  The provisions of this Agreement regarding the disposition of the Deposit following a termination of this Agreement shall survive termination of this Agreement.

Section 3.      The Closing.

At the closing of the transaction contemplated herein (“Closing”), Seller shall deliver to the Escrow Agent a special warranty deed (“Deed”) for the Real Property together with all other Closing Deliveries (as hereinafter defined) required to be delivered by Seller, and Buyer shall pay to the Escrow Agent the amount necessary to close, and deliver to the Escrow Agent all Closing Deliveries required to be delivered by Buyer.  Closing shall occur at or before 3:00 P.M. Eastern Time on March 16, 2010 (“Closing Date”), subject to extension as provided in this Agreement.  Any fees charged by the Escrow Agent for its services hereunder shall be paid by Buyer.  The parties may attend the Closing by making their Closing deliveries into escrow with Escrow Agent pursuant to escrow instructions that do not conflict with the terms of this Agreement.

Section 4.      Inspection and Condition of the Property.

(a)                                                                                  Access to and Inspection of the Property.  Buyer and its agents and consultants shall have the right until 5:00 P.M. Eastern Time on February 26, 2010 (“Due Diligence Expiration Date”) to inspect the Property (“Inspection Period”).

(i)                                                                                                                                     Buyer and its agents shall have the right, subject to the rights of Harris Teeter under the Harris Teeter Lease and to residential tenants under the Residential Leases, to enter upon and have access to the Real Property, upon at least twenty-four (24) hours’ prior notice to Seller (which may be oral), in order to conduct surveys, tests, examinations, appraisals and inspections thereof.  Prior to entering upon the Condominium Units pursuant to this Section 4(a), Buyer shall provide to Seller evidence of Buyer’s liability insurance with policy limits of at least $5,000,000 (which amount may be met in combination with umbrella or excess liability policies) naming Seller as an additional insured.  At Seller’s option, Seller or Seller’s agent may accompany and/or observe Buyer during Buyer’s due diligence undertakings on the Real Property.  Seller shall endeavor to make itself or its agent available to accompany Buyer; provided, however, that Buyer shall provide Seller with not less than twenty-four (24) hours’ prior notice of Buyer’s intention to enter upon the Real Property, and if notwithstanding such notice, Seller or its agent are not available to accompany Buyer, then Buyer shall have the right of entry upon, or access to, the Property to conduct such undertakings without Seller.  Seller shall use reasonable efforts to provide Buyer with access to the portions of the Real Property occupied by Harris Teeter and the Residential Tenants.  After having conducted such inspections and tests, Buyer shall promptly restore the Real Property to substantially the same condition as existed prior to Buyer’s entry thereon.  To the extent that Buyer wishes to meet with representatives of Harris Teeter, Buyer shall make any such arrangements through Seller, and Seller shall have the right to attend any such meeting.

(ii)                                                                                                                                  Within three (3) days after the Effective Date, Seller shall deliver to Buyer, or make available to Buyer, either at Seller’s offices or the Real Property, copies in Seller’s possession and control of all leases and correspondence files related thereto, plans and specifications (“Plans and Specifications”), permits, engineering data, title insurance policies, surveys, insurance information, tax bills and assessments, environmental tests, the name of the general contractor who has furnished services in connection with the Property, the Governing Documents and such other materials as may be reasonably requested by Buyer to the extent the same relate to the Real Property (“Seller Materials”), and Buyer shall have the right to make copies, at Buyer’s expense, of such books, files and records and to extract therefrom such information as it may desire, and shall have the right to audit and have certified, thoroughly and completely, all income and expenses, profits and losses, and operational results of the Property.  Seller shall direct and authorize all architects, engineers, surveyors, accountants and employees of Seller having knowledge or possession of Seller Materials to deliver such Seller Materials to, and cooperate with, Buyer in connection with its due diligence investigation of the Property.

(iii)                                                                                                                               Buyer, its prospective mortgagees, and their respective agents and consultants shall also have the right, subsequent to the Due Diligence Expiration Date, subject to the rights of Harris Teeter under the Harris Teeter Lease and the residential tenants under the Residential Leases, to enter upon and have access to the Real Property upon reasonable notice to Seller (which may be oral), in order to conduct additional surveys, approvals, tests, examinations, appraisals and inspections thereof and perform all other due diligence that Buyer deems necessary; provided, however, that except as otherwise provided in this Agreement, Buyer shall have no right to terminate this Agreement subsequent to the Due Diligence Expiration Date.  To the extent that Buyer wishes to meet with representatives of Harris Teeter, Buyer shall make any such arrangements through Seller, and Seller shall have the right to attend any such meeting.

(b)                                                                                 Indemnification for Inspections.  Buyer shall indemnify, defend and hold Seller and Seller’s members, managers, employees, officers, agents, contractors, and representatives harmless from and against any lien, liability, loss, damage, claim, cost or expense, including reasonable attorney’s fees, arising from such inspections, tests and investigations and for physical damage to property or bodily injury to persons which results from any such entry upon or inspection or testing of the Real Property by Buyer, or by any employee, officer, agent, contractor, representative or assignee of Buyer; provided, however, that the foregoing indemnity shall not extend to any lien, liability, loss, damage, claim, fee, or expense caused by or arising out of the negligence or intentional misconduct of Seller or its agents or from the mere discovery of adverse  pre-existing conditions.  This Section 4(b) shall survive the termination of this Agreement or delivery of the Deed, as applicable, for a period of two (2) years.

(c)                                                                                  Due Diligence Expiration. Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever by delivering a written termination notice to Seller on or before 5:00 P.M. Eastern Time on the Due Diligence Expiration Date.  Upon delivery of such termination notice, the Deposit and all interest thereon shall be immediately returned to Buyer, and this Agreement shall be terminated and be of no further force and effect, except as otherwise provided herein.  Any such timely termination notice shall be sufficient notice to the Escrow Agent to return the Deposit with interest accrued thereon to Buyer immediately.  If Buyer shall fail to provide a termination notice to Seller in accordance with this Section 4(c), then Buyer shall be deemed to have waived any right of termination pursuant to this Section 4(c), and provided that Buyer shall have deposited with the Escrow Agent the Additional Deposit as required pursuant to Section 2 (b) (ii), this Agreement shall continue in full force and effect in accordance with and subject to the other terms and conditions contained herein.

Section 5.      Title Matters and Insurance.

(a)                                                                                  Title Commitment.  Buyer shall obtain, at its own expense, from Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 78213 (“Title Company”), a commitment for title insurance (“Commitment”) together with legible, complete copies of the instruments referenced as exceptions to title referenced in the Commitment (collectively, such instruments and the Commitment, the “Title Binder”) for the issuance of an owner’s policy of title insurance (“Policy”) on a standard ALTA form, with such endorsements and affirmative coverage as Buyer or its mortgagee shall reasonably require.

(b)                                                                                 Title Matters and Encumbrances on Title.  The Commitment shall evidence the Title Company’s commitment to insure fee simple title to the Real Property.  For purposes hereof, the following are, collectively, the “Permitted Encumbrances”:

(i)                                                                                                                                     the standard exceptions to title insurance contained in the Title Company’s customary and standard form of title commitment;

(ii)                                                                                                                                  the lien for real estate taxes and assessments and water and sewer charges not yet due and payable as of the Closing Date;

(iii)                                                                                                                               all matters of record existing as of the date of the Commitment (each, a “Title Encumbrance”), other than (x) monetary liens and judgments (it being understood and agreed that the proceeds of the Purchase Price shall be used to discharge any such monetary liens and judgments at Closing; provided, however, that in no event shall this section be deemed or interpreted to limit Seller’s covenant in Section 13(e)(xii) or (xiii)) and (y) any title exception that is timely objected to by Buyer in accordance with Section 5(c);

(iv)                                                                                                                              all matters that would be disclosed by an accurate survey of the land on which the Condominium Units are constructed, except any matter identified on the survey that is timely objected to by Buyer in accordance with Section 5(e);

(v)                                                                                                                                 the terms and conditions of all zoning regulations affecting the Real Property;

(vi)                                                                                                                              the terms and provisions contained in the Condominium Instruments for the Condominium;

(vii)                                                                                                                           the terms and provisions contained in the Master Association Governing Documents; and

(viii)                                                                                                                        any matters specifically contemplated by this Agreement.

(c)                                                                                  Title Objection Notice.  On or before the date that is five (5) days prior to the Due Diligence Expiration Date, Buyer may give to Seller written notice (“Title Objection Notice”) of any Title Encumbrance that is not acceptable to Buyer as a Permitted Encumbrance on the title to the Real Property (“Title Objections”).  Any Title Encumbrance affecting the Real Property not objected to in the Title Objection Notice from Buyer to Seller shall be deemed to be approved or waived by Buyer and shall be a Permitted Encumbrance.  If Buyer fails to provide a Title Objection Notice timely to Seller, Buyer shall be deemed to have accepted and approved all Title Encumbrances disclosed in the Commitment, and all such Title Encumbrances disclosed in the Commitment shall be deemed Permitted Encumbrances.

(d)                                                                                 Title Cure Notice.  If Buyer timely provides to Seller a written Title Objection Notice, then, within three (3) business days after the receipt of such Title Objection Notice, Seller shall give to Buyer a written notice (“Title Cure Notice”) stating that (i) Seller agrees to cure one or more of the Title Objections identified in the Title Objection Notice on or before the Closing Date, or (ii) Seller does not agree to, or cannot, cure one or more of the Title Objections identified in the Title Objection Notice.  It is understood and agreed that Seller shall not be obligated to cure any defects other than Monetary Encumbrances (as hereinafter defined).  If Seller timely gives Buyer notice that Seller will cure all of the Title Objections, then Seller shall by Closing, provide evidence to Buyer that the Title Objections are so cured and, subject to the other terms and conditions of this Agreement, this transaction shall be closed on the Closing Date unless Seller notifies Buyer that it cannot effect the cure before the scheduled Closing Date, in which event the Closing Date shall be extended for up to fifteen (15) days to permit Seller to effect such cure.  If Seller timely notifies Buyer that Seller will not, or cannot, remove any Title

Objection, then Buyer shall have the right, at its option, to take either of the following actions: (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within ten (10) days after Buyer’s receipt of Seller’s Title Cure Notice, in which event the Deposit and all interest thereon shall be immediately returned to Buyer and neither party shall have any further liability hereunder except as expressly provided herein, or (y) Buyer may waive Buyer’s Title Objections and, subject to the terms and conditions of this Agreement, proceed to close this transaction, in which event Buyer shall pay to Seller the full Purchase Price in accordance with and subject to the terms hereof.  Notwithstanding the foregoing provisions of this subsection, Seller shall be obligated to eliminate all mortgages and assignments of leases and rents, mechanic’s liens, tax liens, assessment liens, judgment liens, and other similar exceptions to the title to the Real Property (“Monetary Encumbrances”).  Seller shall be entitled to use such portion of the Purchase Price as is necessary to pay off all such Monetary Encumbrances, in which event any instruments evidencing the release or discharge of the Monetary Encumbrances shall be recorded at or after the Closing; provided, however, that Seller’s obligation to cure Monetary Encumbrances shall not be limited to the amount of the Purchase Price.

(e)                                                                                  Survey Objection Notice.  Seller agrees to provide to Buyer, without cost or charge, a copy of its current survey.  Buyer shall pay any charge to update or amend such survey, or to obtain any additional survey that Buyer shall desire.  On or before the date that is five (5) days prior to the Due Diligence Expiration Date, Buyer may give to Seller written notice (“Survey Objection Notice”) of any survey matter that is not acceptable to Buyer (“Survey Objection”).  Any survey matter affecting the Real Property that is shown on Buyer’s survey and not objected to in the Survey Objection Notice shall be deemed approved or waived by Buyer.  If Buyer fails to timely provide a Survey Objection Notice to Seller, then Buyer’s right to object on account of any survey matters shown on the Survey shall be deemed waived.

(f)                                                                                    Survey Cure Notice.  If Buyer timely provides to Seller a written Survey Objection Notice, then, within three (3) business days after the receipt of the Survey Objection Notice, Seller shall give to Buyer a written notice (“Survey Cure Notice”) stating that (i) Seller agrees to cure one or more of the Survey Objections identified in the Survey Objection Notice on or before the Closing Date, or (ii) Seller does not agree to, or cannot, cure one or more of the Survey Objections identified in the Survey Objection Notice.  It is understood and agreed that Seller shall not be obligated to cure any Survey Objections.  If Seller gives Buyer notice that Seller will cure all of the Survey Objections, then this transaction shall, subject to the other terms and conditions of this Agreement, be closed on the Closing Date unless Seller notifies Buyer that it cannot effect the cure before the scheduled Closing Date, in which event the Closing Date shall be extended for up to fifteen (15) days to permit Seller to effect such cure.  If Seller notifies Buyer that Seller will not, or cannot, remove any Survey Objection, then Buyer shall have the right, at its option, to take either of the following actions: (x) Buyer may terminate this Agreement by delivering written termination notice to Seller within ten (10) days after Buyer’s receipt of the Survey Cure Notice, in which event the Deposit and all interest thereon shall be immediately returned to Buyer and neither party shall have any further liability hereunder except as expressly provided herein, or (y) Buyer may waive Buyer’s Survey Objections and, subject to the terms and conditions of this Agreement, proceed to close this transaction, in which event Buyer shall pay to Seller the full Purchase Price in accordance with and subject to the terms hereof.

(g)                           New Encumbrances.  Buyer shall have the right to object to any Title Encumbrances or survey matters first occurring after the date of the Commitment or disclosed in any update of the survey obtained by Buyer after the Due Diligence Expiration Date (each, a “New Encumbrance”).  Buyer may object to any New Encumbrance by giving written notice of the New Encumbrance to which it is objecting at any time prior to Closing, but not later than five (5) business days after discovery of the same by Buyer.  If Buyer does not object to any New Encumbrance as herein provided, such New Encumbrance shall be a Permitted Encumbrance.  In the event Buyer gives timely written notice of objection to any New Encumbrance as herein provided, the provisions of Section 5(c) and 5(e) shall apply with respect thereto as if set forth herein in full.  If any New Encumbrance is a Monetary Encumbrance, Seller must remove the same on or before the Closing in accordance with Section 5(d).  The foregoing provisions of this section notwithstanding, Buyer agrees:  (i) that the Real Property is a part of a larger development consisting of approximately 13.54 acres (“Park*Crest Development”), subject to the terms of the Final Development Plan (“FDP”) and proffers (“Proffers”) listed on Exhibit P, (ii) that Seller shall have right, from time to time, prior to and after Closing, to establish such easements and other encumbrances as are customary or necessary, in the reasonable opinion of Seller, for the development and operation of the Park*Crest Development, (iii) that Seller shall have the right from time to time, prior to and after Closing, to amend the FDP and Proffers affecting the Park*Crest Development, provided, however, that any such easement or any such amendment to the then-approved FDP or Proffers shall not render the Real Property non-conforming, violate any law or agreement binding on Buyer or the Property, have a materially adverse affect on the Property (including but not limited to the use, operation, condition or value thereof, provided that a change allowing a competing or different use of property other than the Property shall not, by itself, be deemed an adverse change in the value of the Property) or impose any other materially adverse obligations on Buyer without Buyer’s prior written approval, which approval may be withheld in Buyer’s sole and absolute discretion, (iv) to cooperate with Seller in connection with the actions described in clauses (i) through (iii) of this sentence at no cost to Buyer.  The provisions of this Section 5(g) shall survive Closing and shall not be merged into the Deed.

(h)                           Seller’s Failure to Comply.  Seller’s failure to timely deliver to Buyer a Title Cure Notice or a Survey Cure Notice shall be deemed to be an election by Seller, made as of the last day on which Seller was required to deliver either such notice, not to cure any Title Objection or Survey Objection identified by Buyer.  Seller’s failure to cure any Title Objection or Survey Objection or to provide evidence thereof on or prior to the Closing Date (as the same may be extended pursuant to this Section 5) which Seller has agreed in writing to cure, any New Encumbrance which Seller is required to cure hereunder, or any Monetary Encumbrance, shall constitute a default by Seller hereunder, in which event Buyer shall have the right to exercise the remedies provided in Section 14 below.

Section 6.              Service Contracts and Special Declarant Rights.

(a)                           Service Contracts. During the Inspection Period, Buyer shall notify Seller in writing those Service Contracts relating to the Property that Buyer shall not assume at Closing (the “Rejected Contracts”), and Seller shall terminate, as of the Closing Date, all such Rejected Service Contracts.  If Buyer does not provide Seller with the list of Rejected Contracts on or before Closing, Buyer shall be deemed to have elected to assume all of the Service Contracts.

Notwithstanding the foregoing provisions of this section, for those Service Contracts that Buyer does not want to assume, but that require a notice period beyond the Closing Date, Seller shall deliver such termination notices as provided above, and shall cause such contracts to be terminated as soon after the Closing Date as permitted under the applicable contract, but Buyer shall be responsible for paying any amounts required to be paid under such contracts after the Closing Date.

(b)                           Declarant Rights.  During the Inspection Period, Buyer shall notify Seller in writing of its election to assume some or all of Seller’s Special Declarant Rights.  In the event that Buyer elects to assume any of the Special Declarant Rights, Buyer and Seller shall execute and deliver at Closing the Assignment of Special Declarant Rights, substantially in the form attached hereto as Exhibit L.  If Buyer does not provide Seller with its election to assume some or all of the Special Declarant Rights on or before the expiration of the Inspection Period, Buyer shall be deemed to have elected not to assume any of the Special Declarant Rights.

Section 7.              Brokers.

Seller hereby acknowledges that it has not dealt with a real estate broker in connection with this transaction.  Buyer hereby acknowledges that it has not dealt with any real estate broker in connection with this transaction.  Each of Buyer and Seller hereby agrees to indemnify, defend and hold harmless the other party from and against any liability, cost or expense, plus all costs of collection, including litigation expenses and attorneys’ fees, as a result of a claim for a commission, fee or other compensation made by any real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party.  This indemnity shall survive termination of this Agreement for any reason or delivery of the Deed, as applicable.

Section 8.              Conditions of Closing.

(a)                           Buyer’s Conditions.  The obligation of Buyer to consummate the Closing hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Buyer to Seller.

(i)                                            All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all materials respects when made and as of the date of Closing as though such representations and warranties were made on and as of the Closing Date.

(ii)                                           Title Company shall be irrevocably committed to issue the Policy at Closing in accordance with the Commitment approved by Buyer during the Inspection Period, insuring Buyer as fee owner of the Real Property, subject only to Permitted Encumbrances, effective as of the date of recording of the Deed and in the amount of the Purchase Price.

(iii)                                          The Harris Teeter Lease shall be in full force and effect and shall not have been altered, amended, modified, supplemented or terminated.

(iv)                                          Seller shall have delivered the Condominium Association and Master Association estoppels to Buyer five (5) business days prior to the Due Diligence Expiration Date.

(v)                                           Seller shall have satisfied the Seller covenants set forth in Section 13(e)(xii), and (xiii).

(vi)                                          Seller shall have delivered all of Seller’s Closing Deliveries specified in Section 10(a).

(vii)                                         The Governing Documents shall be in full force and effect, and the terms of such Governing Documents that are applicable to the Condominium Units and the Improvements, shall not have been altered, amended, modified supplemented or terminated except to the extent permitted pursuant to this Agreement.

(viii)                                        Seller shall have performed and satisfied its obligations under this Agreement in all material respects.

Notwithstanding anything to the contrary contained in this Agreement, if any condition to Buyer’s obligation to proceed to Closing in this Section 8 is not satisfied as of the Closing Date, Buyer’s sole and exclusive right (to be exercised not later than the Closing Date) shall be either (i) notwithstanding such fact, to waive any and all rights or claims with respect to any such unsatisfied obligation, and proceed to Closing; provided, however, that if such failure of condition shall constitute a default under this Agreement, Buyer shall also have the rights and remedies afforded to it in Section 14 for a default of this Agreement, or (ii) to terminate this Agreement, in which event the Deposit shall be returned to Buyer, whereupon all parties shall be released from any further liability or obligation under this Agreement (except for any obligations that expressly survive termination of this Agreement).

(b)                           Seller’s Conditions.  The obligation of Seller to consummate the Closing hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Seller to Buyer.

(i)                                            All representations and warranties of Buyer as set forth in this Agreement shall be true and correct in all materials respects when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing.

(ii)                                           Buyer shall have delivered all of Buyer’s Closing Deliveries specified in Section 10(b).

(iii)                                          Buyer shall have performed and satisfied its obligations under this Agreement in all material respects.

Notwithstanding anything to the contrary contained in this Agreement, if any condition to Seller’s obligation to proceed to Closing in this Section 8 is not satisfied as of the Closing Date, Seller’s sole and exclusive right (to be exercised not later than the Closing Date) shall be either (i) notwithstanding such fact, to waive any and all rights or claims with respect to any such unsatisfied obligation, and proceed to Closing, or (ii) to terminate this Agreement, in which event the Deposit shall be returned to Buyer, whereupon all parties shall be released from any further liability or obligation under this Agreement (except for any obligations that expressly survive termination of this Agreement).

Section 9.              Closing Costs and Proration Credits.

It is the intent of Buyer and Seller that the economic benefit and burden of the ownership of the Property shall pass from Seller to Buyer at Closing.  A statement of prorations and other adjustments (“Closing Statement”) shall be prepared by the Escrow Agent with Seller’s and Buyer’s cooperation not less than one (1) business day prior to the Closing Date.  At Closing, the following items shall be adjusted between Seller and Buyer effective as of 11:59 P.M. on the day preceding the Closing Date (with Buyer being deemed to own the Property on the Closing Date):

(a)                           Title Insurance Costs.  Buyer shall pay the cost of the title insurance premium and fees as provided in Section 5.

(b)                           Survey.  Buyer shall pay the cost for any new or updated survey.

(c)                           Escrow Fees.  Buyer shall pay all fees for escrow services.

(d)                           Conveyance and Recording Costs.  Buyer shall pay the grantor’s tax in connection with the deed.  Buyer shall pay any grantee tax and all other fees/costs, including the State and County recordation taxes in connection with the deed and all fees related to the recording of any deed of trust placed on the Property to secure any loan made by Buyer’s lender.  Recording fees in connection with the release of any lien secured by the Property shall be paid by Seller.  Except as otherwise set forth in this Agreement, Seller and Buyer shall each pay any fees or costs of its own counsel, consultants and advisors.

(e)                           Taxes.  The amount of any assessment which is a lien on the Real Property, and any real estate taxes (current and outstanding) will be pro-rated between the parties, with Seller responsible for the period prior to the Closing Date and Buyer responsible for the period commencing on and after the Closing Date.  If the actual amount of real estate taxes is not known at the time of the Closing, then the parties shall adjust the taxes based on the actual amount of real estate taxes for the prior tax year.  Such prorations as described herein shall be re-adjusted by the parties as soon as the actual amounts of taxes are known, upon presentation of reasonable evidence thereof.  This provision shall survive delivery of the Deed.  The foregoing provisions of this section notwithstanding, Seller and Buyer acknowledge that real estate taxes and assessments applicable to the Commercial Condominium Unit are to be paid directly to the third party entitled thereto by Harris Teeter pursuant to section 10 of the Harris Teeter Lease and to the extent that all such taxes and assessments due as of the Closing Date have been paid, no adjustment between Seller and Buyer on account of taxes and assessments will be made.

(f)                            Operating Expense Charges.  The amount of any gas, electric, water or other utility bill, the amount due on any Service Contract, and any other operating expense relating to the Real Property and allocable solely to the period prior to the Closing Date shall be paid by Seller to the extent due prior to Closing or credited to Buyer to the extent due from and after Closing, except to the extent that such utility or operating costs are required by the terms of the Harris Teeter Lease to be paid by Harris Teeter directly to the third party entitled thereto, to the extent such amounts are due prior to Closing and have been paid, no adjustment between Buyer and Seller on account of such amounts shall be made.

(g)                           Rents and Income.  All rents and income from the Real Property will be pro-rated between the parties, with Seller entitled to receive such amounts as are attributable to the period prior to the Closing Date and Buyer entitled to receive such amounts as are attributable to the period on or after the Closing Date.  All rentals collected or received by Seller prior to Closing which are allocable to the period commencing on or after the Closing Date shall be credited by Seller to Buyer.  Any rentals which have accrued to and remain unpaid as of the Closing Date shall belong to Seller, and shall be remitted to Seller as and when collected by Buyer; provided, however, that any rentals collected by Buyer after Closing shall be applied first to current rent then due and then to past due rent starting with the most recent delinquency.  All rents collected prior to Closing for taxes and expenses under applicable clauses in the Harris Teeter Lease, if any, shall be paid over to Buyer at Closing if such taxes or expenses remain unpaid as of Closing.  All rents collected after Closing for taxes and expenses under applicable clauses, if any, in the Harris Teeter Lease shall be paid over to Seller if Seller has paid such taxes or expenses prior to Closing.  For the purposes of this subparagraph, all rentals shall be apportioned on a daily basis using the number of days in the month in which Closing occurs.

(h)                           Security Deposits.  Buyer shall receive a credit in the full amount of all refundable security deposits and any refundable pet, cleaning or similar fees and deposits paid under the Leases, together with interest thereon if required by law.

(i)                            Other Expenses.  Except as may otherwise be provided in this Agreement, each party shall be responsible for all other fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, any such expenses for services rendered by accountants, appraisers, architects, attorneys, consultants, contractors and engineers.

(j)                            Governing Documents.  Amounts due, if any, under the Governing Documents shall be prorated as of the Closing Date

(k)                           Reprorations.  Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), any proration which must be estimated at Closing shall be reprorated and finally adjusted within ninety (90) days after the Closing Date; otherwise all prorations shall be final.  The provisions of this section shall survive the Closing.

(l)                            Utility Transfer.  At least five (5) business days prior to Closing, Seller will:  (i) instruct all applicable utilities serving the Property and directly metered to Seller to take final meter readings for their respective service to the Property as of the Closing Date (which final bills should be charged to, and paid by, Seller); (ii) advise said utilities, in writing, of the sale of the Property to Buyer and the intended Closing Date.  Seller will take no action which would cause any of said utility services to the Property to be terminated.  Seller shall cooperate with Buyer to effect the transfer, as of the Closing Date, of all said utility services to Buyer.

(m)                          Employee Expenses.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall be responsible for and pay at or prior to Closing, all amounts due or accruing through Closing for employees’ salaries, vacation pay, withholding and payroll taxes, and other benefits, and any management fee through Closing affecting the Property.

(n)                           Pre-Closing Operations.  For a period of at least 72 hours before the Closing, Seller shall discontinue data entry operations in the on-site computer system for the Property, including making deposits of rental income.  Seller acknowledges that such discontinuance is intended to afford Seller and Buyer an opportunity to coordinate the transition of the Property in anticipation of Closing and to complete work on prorations as set forth in this Agreement.  Seller shall, as soon as practicable after discontinuing such data entry (with Seller endeavoring to do the same within two hours of such discontinuance), forward to Buyer or its designee final reports to facilitate transition planning and compilation of prorations.

Section 10.            Closing Deliveries.

Not less than five (5) business days prior to Closing, Buyer shall notify Seller of any assignment of Buyer’s interest in this Agreement (as permitted by Section 16 (h) hereof) so that the Closing Deliveries can be prepared to reflect such assignment.  If Seller is not so notified, the Closing Deliveries shall name Buyer as the purchaser.

(a)                           Instruments to be Delivered by Seller.  At the Closing, Seller shall execute and deliver, or shall cause to be executed and delivered, to Escrow Agent, the following (“Closing Deliveries”):

(i)                                            the Deed in the form attached hereto as Exhibit D by which Seller grants and conveys good, clear, record and marketable title to the Real Property to Buyer, subject to the Permitted Encumbrances;

(ii)                                           a Bill of Sale in the form attached hereto as Exhibit E by which Seller transfers to Buyer the Personal Property and Intangible Property;

(iii)                                          an Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit F by which Seller shall assign to Buyer and Buyer shall assume from Seller each existing Service Contract other than the Rejected Contracts;

(iv)                                          an Assignment of Warrantees, Licenses, Governmental Approvals and Intangible Property in the form attached hereto as Exhibit G by which Seller shall assign and transfer to Buyer (to the extent assignable) all of Seller’s interest in any warranties (including, without limitation, any warranties arising under the construction agreement with Crest LLC as well as any warranties arising under any subcontracts), licenses, certificates of occupancy or other governmental approvals to the extent the same relate solely to the Condominium Units, the Improvements or the Personal Property and the Intangible Property;

(v)                                           an Assignment and Assumption of Leases and any tenant security deposits in the form attached hereto as Exhibit H by which Seller shall assign to Buyer and Buyer shall assume from Seller the Leases together with, if applicable, duly assigned letters of credit and other instruments being held by Seller as security deposits from commercial and retail tenants of the Property;

(vi)                                          an Owner’s Affidavit on the Title Company’s standard form given by Seller to the Title Company sufficient, among other things, for the Title Company to issue the Policy to Buyer and its lender and delete the gap exception and the standard exceptions, including those for mechanic’s liens, for parties in possession without any right or option to purchase the Property or any portion thereof;

(vii)                                         evidence, acceptable to the Title Company and reasonably acceptable to Buyer, authorizing the consummation by Seller of the transaction contemplated hereby and the execution and delivery of the Closing Deliveries on behalf of Seller;

(viii)                                        Grantor tax forms or similar documents required to be executed in connection with the recordation of the Deed and a Virginia Department of Taxation Nonresident Real Property Owner Registration Form R-5.

(ix)                                           the Closing Statement and any other document which is reasonably and customarily executed and delivered by a seller at a real estate closing in the Commonwealth of Virginia or which may be reasonably requested by Buyer or the Title Company;

(x)                                            an executed certificate confirming Seller’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and regulations applicable thereto;

(xi)                                           true, correct and complete copies of the Plans and Specifications;

(xii)                                          true, correct and complete originals of all Service Contracts which are the subject of the Assignment and Assumption of Service Contracts or certified copies thereof to the extent any originals are missing;

(xiii)                                         a certificate (“Seller’s Bring Down Certificate”) reaffirming the truth and accuracy, as if made on the Closing Date, of Seller’s Representations and Warranties as set forth in Section 13(a) of this Agreement;

(xiv)                                        true, correct and complete copies of all Governing Documents, books, records, files and materials related to the Property and the use, maintenance and operation thereof, together with all keys and passcodes to locks at the Property (except with respect to keys in possession of Harris Teeter);

(xv)                                         a notice, in the form of Exhibit Q to each of the vendors under Service Contracts being assumed by Buyer advising such vendors of the transfer of the Property, and including a direction to address future bills to Buyer;

(xvi)                                        true, correct and complete originals of the Harris Teeter Lease and of all Residential Leases;

(xvii)                                       the Tenant Estoppel Certificate of Harris Teeter, as more particularly described in Section 13(e)(xvi);

(xviii)                                      an estoppel from the Condominium Association in the form attached hereto as Exhibit R;

(xix)                                         an estoppel from the Master Association in the form attached hereto as Exhibit S (collectively, the estoppels listed in Sections 10(a)(xvii), (xviii), and (xix) are the “Estoppels”);

(xx)                                          an updated Rent Roll (including a listing of all delinquent and prepaid rents) certified by Seller as being true, accurate and complete as of Closing;

(xxi)                                         a notice in the form attached as Exhibit N hereto notifying tenants under the Harris Teeter Lease and the Residential Leases of the transfer of the Property; and

(xxii)                                        all necessary instruments or documents required to name Buyer and/or its designee as an additional insured under any existing environmental matters insurance policies with respect to the Property.

(b)                           Instruments and Purchase Price to be Delivered by Buyer.  At the Closing, Buyer shall execute and deliver the following:

(i)                                            any of the Closing Deliveries set forth in Section 10(a) where Buyer’s execution and delivery is necessary or appropriate including, without limitation, the Assignment and Assumption of Service Contracts and the Assignment and Assumption of Leases;

(ii)                                           the Closing Statement and any other document which is reasonably and customarily executed and delivered by a buyer at a real estate closing in the Commonwealth of Virginia or which may be reasonably requested by Seller;

(iii)                                          an appropriate certificate of Buyer reasonably acceptable to the Title Company regarding the authorization of the consummation by Buyer of the transaction contemplated hereby and the execution and delivery of the Closing Deliveries on behalf of Buyer;

(iv)                                          a certificate (“Buyer’s Bring Down Certificate”) reaffirming the truth and accuracy, as if made on the Closing Date, of Buyer’s Representations and Warranties as set forth in Section 13(b) of this Agreement; and

(v)                                           subject to the terms of Section 2(c) hereof, the Purchase Price in immediately available funds, in United States currency.

Section 11.            Possession.

At Closing, Buyer shall be entitled to, and Seller shall deliver to Buyer, possession of the Property subject only to the Harris Teeter Lease and the Residential Leases.

Section 12.            Damage or Appropriation of the Real Property.

(a)                           Damage or Appropriation of the Real Property.

(i)                                            Damage.  Seller shall promptly give to Buyer written notice of any fire or other casualty causing loss or damage to the Property.  If, prior to the Closing Date, any loss or damage to the Real Property should occur as a result of a fire, or some other casualty, and if such loss or damage would require an expenditure of a dollar amount in excess of Five Hundred Thousand Dollars ($500,000.00) in order to restore the Property to substantially the same condition it was in immediately prior to such damage, then Buyer shall have the right, at its option, to terminate this Agreement by written termination notice to Seller received within ten (10) business days after Seller has given Buyer written notice of such loss or damage, in which event the Deposit and all interest thereon shall be immediately returned to Buyer and neither party shall have any further liability hereunder except as expressly provided herein.  If Buyer elects not to terminate this Agreement in accordance with the previous sentence, or if the loss or damage would require an expenditure of less than Five Hundred Thousand Dollars ($500,000.00), then the parties shall proceed to close this transaction in accordance with the terms hereof, except that Buyer shall receive an assignment of any casualty loss insurance proceeds attributable to the loss or damage and Buyer shall receive a credit for the amount of the deductible required under Seller’s policy and an amount equal to the uninsured portion of such loss and the estimated amount of rent loss to be incurred until restoration is completed.

(ii)                                           Appropriation.  If appropriation proceedings should be commenced or threatened against the Real Property or if any governmental or other authority should notify Seller of its intention to acquire the same pursuant to the power of eminent domain prior to the Closing Date, then Seller shall promptly thereafter give to Buyer written notice of such action.  If the estimated amount of the condemnation award for such appropriation is more than Five Hundred Thousand Dollars ($500,000.00), or if access to or use or enjoyment of the Real Property (including the parking areas) is materially impeded or affected as a result of such appropriation, then Buyer shall have the right at its option to terminate this Agreement by written termination notice to Seller received within ten (10) business days after Seller has given Buyer written notice of such condemnation, in which event the Deposit and all interest thereon shall be immediately returned to Buyer and neither party shall have any further liability hereunder except as expressly provided herein.  If Buyer elects not to terminate this Agreement in accordance with the previous sentence or the appropriation is not of a nature entitling Buyer to terminate this Agreement, then the parties shall, subject to the terms and conditions of this Agreement, proceed to close this transaction in accordance with the terms of this Agreement, and in such event, Seller shall assign to Buyer any condemnation proceeds and Buyer shall have the right to negotiate with such governmental or other authority or to contest such appropriation in litigation proceedings

(iii)                                          If and to the extent that Seller is required in this Section 12 to assign and transfer to Buyer any casualty loss insurance proceeds attributable to the loss or damage, (a) Seller shall use commercially reasonable efforts to cause its insurance carriers pay any unpaid insurance proceeds (including business interruption and rental loss insurance of Seller that would be applicable to the period after the Closing) to Buyer and for Buyer’s benefit, and (b) if Seller’s insurance carriers do not permit assignment of such insurance proceeds to Buyer, then Seller shall obtain from its insurance carriers a policy endorsement to each applicable policy pursuant to which Buyer is added as a loss payee as of the Closing Date under each applicable policy.  The provisions of this Section 12(a)(iii) shall survive the Closing.

Section 13.            Representations, Warranties and Covenants.

(a)                           Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

(i)                                            Organization.  Seller is a limited liability company and has been duly organized and is validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly authorized to transact business therein.

(ii)                                           Authority.  Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement and to otherwise perform this Agreement on the terms contained herein.  The person signing this Agreement on behalf of Seller is authorized to do so.  Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of a lien or encumbrance on the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.  No consent, approval, authorization, license, order, registration, filing or other notice of or to any person is required with respect to the execution and delivery of this Agreement or the Closing Deliveries by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations hereunder.  To the best of Seller’s knowledge, all documents executed by Seller hereunder or in connection herewith, each constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions, subject to enforcement of creditor’s rights generally, and except as may be limited by applicable laws, general equitable principles or judicial decisions which may qualify, limit or include certain rights, remedies or provisions contained in this Agreement and/or any documents executed by Seller hereunder.

(iii)                                          Pending Actions.  To the best of Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller or the Property.  Seller has not received any written notice of, and has no knowledge of, any such threatened action, suit, arbitration, government investigation or proceeding.

(iv)                                          Condemnation.  Seller has not received any written notice and has no knowledge of any pending or threatened condemnation proceedings relating to all or any portion of the Real Property, or the means of access thereto.

(v)                                           Intentionally Omitted.

(vi)                                          Residential Leases.  Exhibit M attached hereto describes, in all material respects, the following information concerning the Residential Leases affecting the Property as of the date thereon (“Rent Roll”): (a) unit number, (b) name of tenant, (c) rental rate, (d) move in date, (e) expiration date, and (f) amount of security deposit.  Seller makes no representation with respect to any information provided in Exhibit M that is not described in the preceding sentence.  Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that tenants under Residential Leases will not be in default under their respective

Residential Leases, and the existence of any default by any tenant under any of the Residential Leases shall not affect the obligations of Buyer hereunder.

(vii)                                         Service Contracts.  Exhibit C lists all the Service Contracts affecting the Property.  The copies of the Service Contracts provided (or to be provided during the Inspection Period) to Buyer are true, accurate and complete.

(viii)                                        Leasing and Brokerage Commissions and Allowances.  There are no leasing or brokerage commissions due or payable or which will become due or payable with respect to the Residential Leases or any extension or renewal thereof, except for those due to the management agent in connection with the leasing of residential apartments which comprise the Residential Unit, which Seller shall pay in the ordinary course of business at or prior to Closing.  There are no leasing fees, commissions, tenant allowances or other similar inducements of any kind that are due or which will become due and payable under the Harris Teeter Lease or in connection with any extension or renewal thereof.

(ix)                                           Bankruptcy.  To the best of Seller’s knowledge, there is no threatened or pending case, proceeding or other action seeking liquidation or dissolution of Seller under any law, federal or state, relating to bankruptcy, insolvency, reorganization, or seeking the appointment of a receiver, trustee, custodian or similar official for Seller or the Property.

(x)                                            Violations of Law.  Seller has not received any written notice from any authority alleging any existing fire, health, safety, building, pollution, environmental or other violation of law, statute, code, ordinance or regulation with respect to the Real Property that has not been remedied.

(xi)                                           Hazardous Materials.  To the best of Seller’s knowledge there are no “Hazardous Wastes” or “Toxic Substances” on, in or under the Real Property in amounts that would violate any Environmental Laws, nor has Seller used the Condominium Units, nor to Seller’s best knowledge, have the Condominium Units or Real Property been used, for the storage or disposal of “Hazardous Wastes” or “Toxic Substances”.  As used herein, “Hazardous Wastes” means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 6901 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., or any other applicable federal, state or local laws and their regulations now in force or hereafter enacted relating to hazardous waste disposal; and “Toxic Substances” means and includes any materials which have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substance Control Act, 15 U.S.C. §§2601 et seq., or any other applicable federal, state or local laws now in force or hereafter enacted relating to materials having adverse effects on human health, and includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products and lead-based paints.  All such laws relating to hazardous waste disposal and toxic substances are collectively referred to herein as “Environmental Laws.”

(xii)                                          Assessments.  To the best of Seller’s knowledge, there are, at present, no outstanding unpaid assessment notices against the Condominium Units or any of the

Improvements and Seller has received no written notice of any such assessments that would be payable by Buyer after the Closing.

(xiii)                                         Insurance Notices.  Seller has not received notice from its insurance carrier canceling any insurance pertaining to the Condominium Units or the Improvements or any notice from its insurance carrier or Board of Fire Underwriters or comparable body requesting the performance of any repairs, alterations or other work at the Condominium Units.  In the event any such notice is received by Seller prior to Closing, Seller shall advise Buyer thereof and promptly shall commence to cure the matters giving rise to such notice at Seller’s expense, and if not completed as of the date of Closing, allowance therefor shall be made at Closing.

(xiv)                                        No Employees.  On the Closing Date, there shall be no employees of Seller at the Condominium Units or Real Property nor will there be any accrued salary, vacation time or other benefits payable to any employee or labor union who could make a claim against the Condominium Units, Property or Buyer.

(xv)                                         Maintenance and Repairs.  Seller has no knowledge of, and Seller has not received any notice of, any repair, improvement, or maintenance obligation for which Seller is responsible as the owner of the Condominium Units or Real Property or as landlord under the Leases.  To Seller’s knowledge, all repairs, improvements, or maintenance obligations required to be performed by landlord under the Leases as of the date of this representation have been performed.

(xvi)                                        Executive Order.  Seller is not a person or entity described in Section 1 of the Executive Order (no. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001);

(xvii)                                       Marketable Title.  To the best of Seller’s knowledge, Seller has good and marketable title to the Personal Property, and such Personal Property will be owned by Seller at Closing and transferred to Buyer free and clear of any encumbrances, liens and security agreements  To the best of Seller’s knowledge, all Personal Property owned by Seller and used on the Property is listed on Exhibit B;

(xviii)                                      Purchase Options.  To Seller’s knowledge, no party has any right of first refusal to purchase any of the Property in connection with any sale of the Property.  To Seller’s knowledge, no party other than Buyer, has any option or other right to purchase the Property.  Except for this Agreement, Seller has not entered into any written agreement providing for a sale of the Property by Seller to any party, other than Buyer, which agreement remains in effect on and as of the Effective Date;

(xix)                                         Seller’s Materials.  Seller has delivered, or will deliver or make available in accordance with the terms of this Agreement, to Buyer true, correct and complete copies of Seller’s Materials;

(xx)                                          Zoning.  To Seller’s knowledge, the Real Property and intended use and occupancy thereof is permitted under the zoning classification applicable to the Real Property;

(xxi)                                         Operating Statements.  That the most recent operating statements for the Property attached as Exhibit I are to the best of Seller’s knowledge true and accurate in all material respects.

(xxii)                                        Master Association Governing Documents.  Attached hereto as Exhibit J is a true, correct and complete list of all of the Master Association Governing Documents.  Seller has delivered to Buyer true, correct and complete copies of the Master Association Governing Documents.

(xxiii)                                       Condominium Documents. Attached hereto as Exhibit K is a true, correct and complete list of all of the Condominium Instruments for The Lofts at Park*Crest Condominium which have been recorded among the Land Records of Fairfax County, Virginia.  Seller has delivered to Buyer true, correct and complete copies of the Condominium Instruments for The Lofts at Park*Crest Condominium.

(xxiv)                                       Survival.  Seller shall represent and warrant to Buyer that all such representations and warranties of Seller in this Agreement remain true and correct in all material respects as of the Closing Date, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Buyer in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the Closing Date.  Notwithstanding the foregoing, if any of Seller’s representations or warranties made as of the date hereof are breached or become untrue after the Effective Date as a result of any act or omission of Seller and such matter is not cured in accordance with Section 13(b) below, such event shall constitute a default by Seller under this Agreement and Buyer shall be permitted to pursue the remedies provided in Section 14(d) hereof.  Each and all of the express representations and warranties made and given by Seller to Buyer in this Section 13(a) shall survive the Closing Date for a period of one (1) year.

(b)                           Discovery of Seller Misrepresentations and Warranties.  Upon discovery of a misrepresentation or a breach of a warranty by Seller, Buyer shall give written notice to Seller of such misrepresentation or breach and Seller shall have fifteen (15) days from receipt of such notice to cure such misrepresentation or breach.  Seller’s failure to so cure such misrepresentation or breach shall be a default by Seller under this Agreement.

(c)                           Representations and Warranties of Buyer.  Buyer hereby makes the following representations and warranties to Seller as of the date hereof:

(i)                                            Organization.  Buyer has been duly organized and is a validly existing under the laws of Delaware.

(ii)                                           Authority.  Buyer has the full right and authority to enter into this Agreement and, as of the Closing Date, will have the full right and authority to consummate or cause to be consummated the transaction contemplated by this Agreement.  The person signing this Agreement on behalf of Buyer is authorized to do so.  No consent or approval of any person or entity is required with respect to the execution and delivery of this Agreement by Buyer or, as of the Closing Date, will be required with respect to the consummation by Buyer of the transactions contemplated hereby or the performance by Buyer of its obligations hereunder.

(iii)                                          Pending Actions.  There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate interfere with Buyer’s ability or authority to consummate the transaction contemplated by this Agreement.

(iv)                                          Bankruptcy.  To the best of Buyer’s knowledge, there is not pending any case, proceeding or other action seeking liquidation or dissolution of Buyer under any law relating to bankruptcy, insolvency, reorganization, or seeking the appointment of a receiver, trustee, custodian or similar official for Buyer.

(v)                                           Survival.  Buyer shall represent and warrant to Seller that all such representations and warranties of Buyer in this Agreement remain true and correct in all material respects as if made on the Closing Date, except for any changes in any such representations or warranties that occur and are disclosed by Buyer to Seller in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Buyer to the Closing Date.  Each and all of the express representations and warranties made and given by Buyer to Seller in this Section 13(c) shall survive the Closing Date for a period of one (1) year.

(d)                           Discovery of Buyer Misrepresentations.  Upon discovery of a misrepresentation or a breach of a warranty by Buyer, Seller shall give written notice to Buyer of such misrepresentation or breach and Buyer shall have fifteen (15) days from receipt of such notice to cure such misrepresentation or breach.  Buyer’s failure to cure such misrepresentation or breach shall be a default by Buyer under this Agreement.

(e)                           Seller’s Covenants.  From the Effective Date and through the Closing Date, without the prior written approval of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not:

(i)                                            enter into, materially modify or alter, or extend any Service Contracts or other agreements affecting all or any part of the Property; provided, however, that Seller shall have the right to enter into any contracts or agreements that are terminable by their terms prior to Closing;

(ii)                                           terminate any of the Residential Leases, except for non-payment of rent;

(iii)                                          enter into any Residential Leases or lease extensions or modifications which are inconsistent with Seller’s current management of the Property or its normal and customary leasing and billing practices or which contain terms and conditions materially less favorable than Residential Leases existing as of the Effective Date of this Agreement, provided that Seller shall be permitted to enter into no more than twenty (20) leases with tenants that are in the business of providing occupancy to third parties (such as corporate employees) to the extent consistent with Seller’s ordinary course of operating the Property (provided that no more than twenty (20) of such leases are on the Rent Roll as of the Closing Date);

(iv)                                          enter into any leases affecting all or any part of the Commercial Condominium Unit, or alter, amend, modify, or terminate the Harris Teeter Lease;

(v)                                           mortgage or encumber any part of the Property; provided, however, that Seller shall have the right to enter into any encumbrances or agreements that are terminable or will be discharged prior to Closing;

(vi)                                          not make any change in its management of the Property or in its normal and customary leasing and billing practices;

(vii)                                         not terminate or amend any Governing Document, except that Seller shall be permitted to amend the Master Association Governing Documents, so long as any such amendment to the Master Association Governing Documents does not render the Real Property non-conforming under the terms thereof, violate any law or agreement binding on Buyer or the Property, have a materially adverse affect on the Property (including but not limited to the use, operation, condition or value thereof, provided that a change allowing a competing or different use of property other than the Property shall not, by itself, be deemed an adverse change in the value of the Property) or impose any other obligations on Buyer without Buyer’s prior written approval, which approval may be withheld in Buyer’s sole and absolute discretion;

(viii)                                        Intentionally omitted

(ix)                                           Intentionally omitted; and

(x)                                            not take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, except as expressly permitted hereunder.

In addition to the covenants set forth above in this section, from the Effective Date and through the Closing Date, Seller covenants and agrees that:

(xi)                                           Seller shall comply in all material respects with (1) all laws, regulations and other requirements affecting the Real Property and (2) all terms, covenants and conditions or instruments of record or other agreements affecting the Real Property.

(xii)                                          Seller shall discharge and release of record all mechanics’ or materialmen’s liens, if any, arising from any labor or materials furnished to the Property prior to Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to applicable law.  If, after Closing, a mechanics’ or materialmen’s lien is filed in connection with any labor or materials furnished to the Real Property prior to Closing, Seller shall discharge and have released of record or bonded such lien within thirty (30) days from the date Seller receives notice that the lien was filed.  The provisions of this Section 13(e)(vii) shall survive the Closing Date for a period of one (1) year.

(xiii)                                         Seller agrees to discharge or cause to be discharged all Monetary Encumbrances affecting all or any portion of the Property.

(xiv)                                        Seller will maintain, or cause to be maintained, in full force and effect fire and extended coverage insurance upon the Condominium Units and public liability insurance with respect to damage or injury to persons or property occurring on or in the Condominium Units in such amounts as is maintained on the date of this Agreement.

(xv)                                         Seller will advise Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the Property to which Seller is a party and of which Seller has actual knowledge or notice.

(xvi)                                        Seller shall deliver to Buyer, prior to Closing hereunder, (a) an estoppel certificate from Harris Teeter (“Tenant Estoppel Certificate”) in the form attached hereto as Exhibit T, certifying, inter alia, (1) that neither the landlord nor tenant is in default under the Harris Teeter Lease, (2) that the Harris Teeter Lease is in full force and effect with no understandings or agreements applicable thereto except as otherwise set forth in the Harris Teeter Lease, (3) that no offset, deduction, claim, defense or counterclaim is available to Harris Teeter against rent payable by tenant, or against any other performance or obligation otherwise due under the Harris Teeter Lease, (4) that Harris Teeter has accepted and is in possession of the Commercial Condominium Unit, (5) that Harris Teeter is obligated to pay rent for the Commercial Condominium Unit in accordance with the terms of the Harris Teeter Lease; and (b) the other Estoppels.

(xvii)                                       Seller shall manage and operate the Property in accordance with sound and prudent business practices and in compliance with the terms and provisions of the Governing Documents, keep the Real Property and Personal Property in good condition and repair, ordinary wear and tear excepted.

(xviii)                                      Seller shall put all unoccupied rental units at the Property that become vacant after the Effective Date in rent-ready condition or Buyer shall be given a credit against the Purchase Price at Closing in an amount required to put said units in rent-ready condition.

(xix)                                         Seller shall promptly give written notice to Buyer of the occurrence of any event of which Seller has actual knowledge and which affects the truth or accuracy of any representations or warranties made or to be made by Seller under or pursuant to this Agreement and shall promptly provide Buyer with a copy of any written notices given to or received from a tenant alleging a material default under any of the Leases or any written notices of which Seller has knowledge that are given to or received from a governmental authority or the Master Association relating to any material or adverse condition affecting the use or operation of the Property.

(xx)                                          Seller shall furnish to Buyer financial statements (including, without limitation, operating statements for the Property) on a monthly basis and rent rolls and leasing status reports on a monthly basis, all represented by Seller as being true, correct and complete to the best of Seller’s knowledge.

(f)                            Buyer’s Covenants.  From the Effective Date and through the Closing Date:

(i)                                            Buyer covenants that neither Buyer nor any of its representatives or agents shall contact any state or local governmental officials or employees with respect to the Real Property without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Seller hereby consents to Buyer ordering a zoning report relating to the Property and to any contacts the provider of such report may need to make with

any governmental entity to prepare such report.   Seller shall have the right to require that a representative of Seller be present at the time such contact is made.

(ii)                                           Buyer covenants to cooperate with Seller in connection with the actions described in clauses (i) through (iii) inclusive in Section 5(g), and in connection therewith, Buyer agrees to join in any consents, applications, affidavits, disclosures and proffers as may be reasonably required by Seller, provided the same do not impose any additional obligations on the owner of the Property.  The provisions of this Section 13(f)(ii) shall survive the Closing Date.

Section 14.            Voluntary Termination; Default; Remedies.

(a)                           Voluntary Termination; Release of Liability.  If this Agreement is voluntarily terminated by a party pursuant to a right of termination expressly provided herein, then both parties shall, upon such voluntary termination, be automatically released from all further obligations and liability under this Agreement, except as otherwise provided herein, and the Deposit and interest accrued thereon shall be returned to Buyer.

(b)                           Default.  The occurrence of any one or more of the following events shall constitute a default by a party under this Agreement:  (i) failure to close at the time and in the manner required under this Agreement, (ii) if any representation or warranty made by a party in this agreement was not true, correct, complete and accurate in any material respect as of the time it was made or restated and the same is not corrected by the party having made the representation or warranty within fifteen (15) days after receipt of notice from the party alleging the existence of such misrepresentation, or (iii) if any other covenant or obligation to be performed by a party under this Agreement has not been performed within the time period specified in this Agreement, or if no such time period has been so specified, within a period of fifteen (15) days after the other party has given to the non-performing party written notice of such breach or failure.

(c)                           Seller’s Remedies.  If a default by Buyer has occurred as provided in Section 14(b) and is not waived by Seller, then, in such event, Seller shall have the right to terminate this Agreement by giving Buyer written notice of such termination, and to retain the Deposit together with interest thereon as Seller’s sole and exclusive right at law and in equity.  It is agreed that the Deposit shall be considered to be the equivalent of, and shall constitute, the payment of liquidated damages, with the amount of the Deposit and its payment being agreed upon by the parties as being a reasonable approximation of actual damages, including compensation to Seller for removing the Property from the market and reimbursement for the costs and expenses incurred by Seller.  It is further agreed that the application of the Deposit on account of a default by Buyer shall constitute a complete release of each party from its liability under this Agreement, except as otherwise provided herein.

(d)                           Buyer’s Remedies.  If a default by Seller has occurred as provided in Section 14(b), and is not waived by Buyer, then, in such event, Buyer shall have the right, as its sole remedies under this Agreement, to (i) seek a judgment or order for specific performance of this Agreement, or (ii) terminate this Agreement by giving Seller written notice of such termination, in which event the Deposit and all interest thereon shall be returned to Buyer and in addition Seller shall reimburse Buyer for its actual third party expenses incurred in connection with this transaction to an aggregate maximum of $100,000.  If the remedy of specific performance is unavailable due to the willful act of Seller, Buyer may seek any remedies at law or in equity.

Section 15.            As-Is Condition.

(a)                           AS-IS CONDITION.  SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING, AND ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND BUYER’S OPPORTUNITY TO INSPECT THE PROPERTY, BUYER AGREES TO PURCHASE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON.  ANY WRITTEN OR ORAL INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS CONCERNING THE PROPERTY (“DISCLOSURES”) PROVIDED OR MADE AVAILABLE TO BUYER, ITS AGENTS OR CONSTITUENTS BY SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING.  IN PURCHASING THE PROPERTY OR TAKING OTHER ACTION HEREUNDER, BUYER HAS NOT AND SHALL NOT RELY ON ANY SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON BUYER’S OWN INSPECTION OF THE PROPERTY.  BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.  SELLER WILL ADVISE BUYER OF ANY NOTIFICATION RECEIVED FROM GOVERNMENTAL AUTHORITIES PRIOR TO CLOSING WITH RESPECT TO A VIOLATION OF ANY LAW OR ORDINANCE REGULATING THE OPERATION OR USE OF THE PROPERTY.

(b)                           NO ADDITIONAL REPRESENTATIONS.  BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, (A) THE NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, (B) THE CONSTRUCTION OF THE IMPROVEMENTS AND WHETHER THERE EXISTS ANY CONSTRUCTION DEFECTS THEREIN, (C) THE WATER, SOIL AND GEOLOGY OF THE PROPERTY, (D) THE INCOME TO BE DERIVED FROM THE PROPERTY, (E) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (F) THE COMPLIANCE OF OR BY THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION THEREOVER, (G) THE HABITABILITY OR

FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (H) THE MARKETABILITY OF THE PROPERTY OR THE ABILITY TO LEASE OR SELL UNITS THEREIN, (I) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTY, AND (J) ANY MATTER REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS MATERIALS, AS HEREINAFTER DEFINED.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW OR THIS AGREEMENT, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.

(c)                           RELEASE.  BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO.  SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING, UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO STATUTES IN EFFECT IN THE COMMONWEALTH OF VIRGINIA AND OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY.  THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE AND OF WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF SELLER.

IN THIS REGARD AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND

ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO BUYER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY BUYER IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

BUYER’S RELEASE OF SELLER AS SET FORTH IN THIS SECTION 15 (c) SHALL NOT PERTAIN TO ANY CLAIM OR CAUSE OF ACTION (I) BY BUYER AGAINST SELLER FOR ANY BREACH BY SELLER OF A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING, (II) BY BUYER AGAINST SELLER WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO BUYER AT CLOSING, OR (III) BY ANY THIRD PARTY AGAINST BUYER RELATING TO THE PROPERTY AND APPLICABLE TO THE PERIOD PRIOR TO CLOSING.

Notwithstanding anything to the contrary herein, if Closing occurs, Buyer shall hold harmless, indemnify and defend Seller from and against any and all losses, costs, expenses, obligations, claims, demands, debts, liabilities and damages (collectively, “Losses”) incurred by Seller in connection with third party claims related to the Property and applicable to acts or omissions occurring during or attributable to the period from and after the Closing Date, to the extent such Losses are covered by Buyer’s insurance, and Seller shall hold harmless, indemnify and defend Buyer from and against:  (i) any and all Losses incurred by Buyer in connection with third party claims related to the Property or the ownership or operation thereof and applicable to acts or omissions occurring during or attributable to the period prior to the Closing Date, to the extent such Losses are covered by Seller’s insurance; and (ii) any and all obligations and other matters relative to any employees, whether or not rehired by Seller applicable to the period prior to Closing.

Section 16.            General and Miscellaneous Provisions.

(a)                           Notice.  Any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be given by one of the following methods to such party at the address set forth at the end of this provision.  The notice may be sent, and is deemed received as follows:

(i)                                            by registered or certified United States mail, and deemed received when delivered or refused at the address,

(ii)                                           by hand, and deemed received when delivered at the address, whether or not the specific person to whose attention it is directed is in at the time,

(iii)                                          by reputable overnight delivery service, and deemed received when delivered to the address whether or not the specific person to whose attention it is directed is in at the time,

(iv)                                          when sent or delivered by any other means for transmitting a written communication (including e-mail), and deemed received upon receipt so long as the original of such notice is delivered to the intended party pursuant to any of the other means of delivery of notice specified above, on the next business day.

Notices delivered by legal counsel for, and on behalf of, any party hereto, shall be deemed effective as if given directly by such party.  Either party may change its address for notice by giving written notice thereof to the other party.  The address of each party for notice is as follows:

Seller:	c/o The Penrose Group
8330 Boone Boulevard, Suite 460
Vienna, Virginia 22182
Attention: Ole Kollevol
Telephone: 703.847.5270
Facsimile: 703.448.6059
E-Mail: obk@penrosegroup.com

Seller’s Counsel:	Walsh, Colucci, Lubeley, Emrich & Walsh, P.C.
2200 Clarendon Blvd., Suite 1300
Arlington, Virginia 22201
Attention: Thomas J. Colucci, Esquire
Telephone: 703.528.4700
Facsimile: 703.528.6050
E-Mail: tcolucci@arl.thelandlawyers.com

Buyer:	Behringer Harvard Multifamily OP I LP
By: BHMF, Inc., its general partner
15601 Dallas Parkway, Suite 600,
Addison, Texas, 75001
Attention: Mark T. Alfieri
Telephone: 866.655.3600
Facsimile: 866.655.3610
E-Mail:malfieri@behringerharvard.com

Buyer’s Counsel:	Miller, Egan, Molter & Nelson LLP
4514 Cole Avenue, Suite 1250
Dallas, Texas 75205
Attention: Walter Miller
Telephone: 214.628.9502

Facsimile: 214.628.9505
E-Mail: walt.miller@MillerEgan.com

Title Company/Escrow Agent:	Chicago Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, Texas 78213
Attention: Konrad Kaltenbach
Telephone: 214.303.5300
Facsimile: 214.965.1621
E-Mail: kaltenbachk@ctt.com

(b)                           Complete Agreement.  This Agreement, including all attached exhibits, constitutes the complete and integrated agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations and understandings, if any, between the parties.  No oral or implied understanding, representation or warranty shall vary its terms.

(c)                           Amendment.  This Agreement may not be amended other than by a written instrument executed by the parties.

(d)                           Governing Law.  This Agreement, the Closing Deliveries and any other applicable document, including all of the rights, obligations and liabilities of the parties thereunder, shall be governed, construed and enforced for all purposes in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws rules.

(e)                           Severability.  If any provision of this Agreement, the Closing Deliveries or any other applicable document should be held by a court to be invalid or unenforceable in any particular respect, then the remaining provisions of such document (or the same provision in any other respect) shall not be invalid, unenforceable, impaired or otherwise affected, but shall continue to be in full force and effect; and to this end, all such provisions are hereby declared to be severable.

(f)                            Section and Other Headings.  The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

(g)                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(h)                           Assignment.  Except as otherwise provided herein, Buyer may not assign this Agreement without Seller’s prior written consent, such consent to be given or denied in Seller’s reasonable discretion.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, in whole or in part, to (i) any affiliate or direct or indirect subsidiary of Buyer or (ii) any entity in which Buyer, or the principals thereof, have control as defined herein.  Upon any such assignment, the assignor shall be released from its liabilities hereunder provided such assignee assumes the same and provided such assignee provides adequate proof of insurance in the amount of not less than $5,000,000 (which amount may be met in combination with umbrella or excess liability policies) covering the negligence of such assignee and contractual indemnity obligations of such assignee under Section 4(b).  For purposes of this Agreement, “affiliate”

means, in respect of Buyer: (a) any entity that controls, is controlled by, or is under common control, with the entity in question, or (b) any entity or affiliate thereof that participates in any investment program sponsored by Behringer Harvard Holdings, LLC, or any of its direct or indirect affiliates or subsidiaries.  For purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

(i)                            Survival.  Except as otherwise expressly provided herein, no provision of this Agreement is intended to survive delivery of the Deed.

(j)                            Time of Essence.  Time is of the essence with respect to the performance of each provision of this Agreement.

(k)                           Confidentiality.  Buyer shall treat as confidential all information and materials furnished or made available by Seller to Buyer in accordance with this Agreement or obtained by Buyer in the course of its inspections, tests and investigations (collectively, “Confidential Information”).  Buyer will not divulge and will use its commercially reasonable diligence to prevent Buyer’s Representatives (as hereinafter defined) from divulging such information except as required by law or as reasonably necessary to third parties engaged by Buyer for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction, including Buyer’s agents, attorneys, representatives, consultants, prospective lenders, current and prospective investors and their advisors, current and prospective financial partners, and engineers in this transaction (collectively “Buyer’s Representatives”).  Notwithstanding anything to the contrary in this Section 16(k) or in any other agreement to which a party hereto is bound, the Confidential Information shall exclude, and Buyer and Buyer’s Representatives may disclose, any information or documentation that (i) is readily ascertainable by the general public, (ii) was known to Buyer prior to the execution of this Agreement, (iii) is deemed advisable by Buyer to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting Buyer in connection with the transaction contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially, (iv) is required to be disclosed by applicable law, or (v) is deemed advisable by Buyer or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to Buyer or any affiliate thereof, including any disclosures to the Securities and Exchange Commission.  The foregoing shall not preclude Buyer, in the event that Closing hereunder occurs, from issuing a press release concerning its purchase of the Property.

(l)                            Construction.  The parties hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Agreement, (iv) each party and it’s counsel and advisors have reviewed this Agreement, (v) each party has agreed to enter into this Agreement following such review and the rendering of such advice, and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

(m)                          Like-Kind Exchange.  Buyer and/or Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at the electing party’s sole cost and expense.  The parties shall reasonably cooperate therein, provided that the cooperating party shall incur no material costs, expenses or liabilities in connection with the other party’s exchange, and the Closing shall not be delayed.  Each party shall indemnify, defend and hold the other harmless therefrom and Buyer and Seller shall not be required to take title to or contract for purchase of any other property.  If Buyer or Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations hereunder shall not relieve, release or absolve it of its obligations to the other party.

(n)                           No Personal Liability.  Buyer acknowledges and agrees that no officer, director, equity owner, employee, agent, manager or representative of Seller (or any partner, member or manager of such a partner, member or manager) shall have any personal liability under this Agreement.  Seller acknowledges and agrees that no officer, director, shareholder, member, equity owner, agent, manager, employee or representative of Buyer (or any partner, member or manager of such a partner, member or manager), as applicable, shall have any personal liability under this Agreement.

(o)                           No Obligations to Third Parties.  Except as expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(p)                           Waiver.  The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(q)                           Fees and Other Expenses.  Except as expressly provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.

(r)                            Computation of Time Periods.  If the date upon which the Inspection Period expires, the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, or legal holiday, then such date shall automatically be extended until 5:00 P.M. Eastern Time of the next day which is not a Saturday, Sunday or federal, or legal holiday.

(s)                           Escrow Agent.  Escrow Agent’s duties and rights are set forth in the Escrow Agreement.

(t)                            No Memorandum of Agreement.  This Agreement or any notice or memorandum hereof shall not be recorded in any public record.  A violation of this prohibition shall constitute a material breach by Buyer, entitling Seller to terminate this Agreement.  Nothing herein shall prohibit Buyer from filing a valid lis pendens notice in the event of a default by Seller in connection with any lawsuit filed by Buyer for specific performance.

(u)                           No Finance Contingency.  Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not in any manner contingent or conditioned upon Buyer obtaining financing in order to purchase the Property.  It is expressly understood that if Buyer is unable to close the transaction contemplated by this Agreement as a result of Buyer’s failure to obtain financing, Buyer shall be in default under this Agreement.  In no event shall Seller be obligated to comply with any requirements of Buyer’s lender or otherwise incur any cost, expense or liability in connection with Buyer’s financing of the Property.

(v)                           Designation of Escrowee as Reporting Person.  Seller and Buyer each hereby authorize Escrow Agent to designate the investment depository of the Deposit to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.

(w)                          Facsimile Signatures.  Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

(x)                            Termination of Condominium Registration.  The parties acknowledge that Seller has previously registered the Condominium with the Virginia Common Interest Community Board (“VCICB”) (Registration No. 05-266) (the “Registration”).  Seller agrees that within three (3) business days following Closing, it shall terminate the registration of the Condominium.  The parties further acknowledge and agree that the assessment bond in the amount of $100,000 currently deposited with the VCICB shall be returned to Seller and shall remain the property of Seller.

(y)                           Prevailing Party Attorney Fees.  If either Seller or Buyer files suit to enforce the obligations of the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys from the non-prevailing party.

(z)                            Assignment of Interest in Reports and Studies.  If for any reason Buyer does not consummate the Closing other than a default by Seller, then Buyer shall, upon Seller’s request and payment therefor, assign and transfer to Seller, without representation or warranty, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by third parties at the request of Buyer, and shall deliver to Seller copies of all of the foregoing.

(aa)                         Further Assurances.  Seller agrees that it will execute such documents or instruments as Buyer may reasonably request for a transaction of this nature to give further assurances and effect to intent of any of the Closing Deliveries including, without limitation, further assurances of the conveyance of the Real Property to Buyer as contemplated by the Deed.  Buyer agrees that it will execute such documents or instruments as Seller may reasonably request for a transaction of this nature to give further assurances and effect to intent of any of the Closing Deliveries.  This provision shall survive Closing for a period of three (3) months.

(bb)                         Waiver of Trial by Jury.  IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY BUYER OR SELLER UNDER OR WITH RESPECT TO THIS AGREEMENT, BUYER AND SELLER EACH WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

(cc)                         Cooperation of Parties.  The parties acknowledge that the Real Property that is the subject matter of this Agreement is a part of the Park*Crest Development, and that Seller, and/or entities affiliated with Seller, own other parcels which, along with the Real Property, comprise the Park* Crest Development.  Seller has advised Buyer that it has previously filed with Fairfax County, Virginia, an application for a Proffered Condition Amendment and Final Development Plan Amendment (the “PCA/FDPA Application”) for the Park*Crest Development which seeks, among other things, the reconfiguration of building no. 1, or may, in Seller’s discretion affect any other building site which is a part of the Park*Crest Development, and which may also include changes in permitted uses on other building sites in the Park*Crest Development.  Buyer agrees that it shall, without cost to Buyer, fully cooperate with Seller in Seller’s prosecution of the PCA/FDPA Application and shall, to the extent required as a contract purchaser or owner of the Real Property, promptly join in such applications, disclosures, affidavits, proffers, development conditions or other documents as may be required by Fairfax County, Virginia and requested by Seller, in connection with Seller’s prosecution of the PCA/FDPA Application; provided, however, that no such document executed by Buyer shall render the Real Property non-conforming, have a materially adverse affect on the Property (including but not limited to the use, operation, condition or value thereof, provided that a change allowing a competing or different use of property other than the Property shall not, by itself, be deemed an adverse change in the value of the Property) or impose any other materially adverse obligations on Buyer without Buyer’s prior written approval, which approval may be withheld in Buyer’s sole and absolute discretion.  The provisions of this Section 16(cc) shall survive closing and shall not be merged into the deed of conveyance for the Real Property.

(dd)                         Required 3-14 Audit.  Seller acknowledges that Buyer may cause to be prepared audited financial statements with respect to the Property in compliance with the policies of Buyer and certain laws, including applicable regulations promulgated by the Securities and Exchange Commission.  Seller shall use commercially reasonable efforts to cooperate with Buyer’s auditors in the preparation of such audited financial statements (including making available for interview by Buyer and Buyer’s auditors the management personnel of Seller’s property manager who are responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property).  If Seller has audited financial statements with respect to the Property, Seller shall promptly provide Buyer’s auditors with a copy of such audited financial statements.  Seller acknowledges that any such audit may require review of records existing for up to three years prior to the date of Closing.  If, after the Closing Date, Seller obtains an audited financial statement with respect to the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Buyer with a copy of such audited financial statement.  The provisions of this Section 16(dd) shall survive the Closing.

(ee)                         Resignation from Board of Directors of the Condominium Association.  As of the Closing Date, Seller and all officers, employees or agents of Seller shall resign from the Board of Directors of the Condominium Association.  The provisions of this Section 16(ee) shall survive Closing and shall not be merged into the Deed.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.
SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.]

EXECUTED under seal as of the date first-above written.

Seller:

PARK CREST BUILDING 5 ASSOCIATES, LLC,
a Virginia limited liability company

By:	/s/ Olav B. Kollevoll, Jr.
Name:	Olav B. Kollevoll, Jr.
Title:	Vice President

Buyer:

BEHRINGER HARVARD MULTIFAMILY OP I LP,
a Delaware limited partnership

By:	BHMF, Inc.,
a Delaware corporation,
its general partner

	By:	/s/ Robert T. Poynter
	Name:	Robert T. Poynter
	Title:	Vice President